Exhibit 10.2

Independent Director Agreement

This Independent Director Agreement is entered into and effective as of August 20, 2026 (this “Agreement”) by and between Siyata PTT , a Cayman Islands exempt corporation (“Company”), and _________________, an individual resident of the ____________________________ (“Director”).

WHEREAS, Director was elected as a member of Company’s Board of Directors (“Board”) by the vote of Company’s shareholders (“Shareholders”) at the Annual General and Special Meeting of Shareholders held August 20, 2026 (“Effective Date”) and Company desires to enter into an agreement with Director with respect to Director’s services to Company and compensation for these services; and

WHEREAS, Director desires to provide these services to Company and accept the proposed compensation from Company in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Director agree as follows:

Section 1.  Directorship. Company shall use its best efforts to cause Director to be renominated for reelection as a member of the Board at future Shareholder meetings, and Director hereby agrees to serve Company as a member of the Board subject to reelection by Shareholders at these future meetings.

Section 2.  Directorship Term. The “Directorship Term,” commences on the Effective Date and terminates on the earlier of (a) the date of the next annual general meeting of Shareholders (if Shareholders do not reelect Director as a member of the Board), and (b) the earliest of the following to occur: (i) death of Director; (ii) termination of Director from Director’s membership on the Board by the mutual agreement of Company and Director; (iii) removal of Director from the Board by the majority of Shareholders; and (iv) Director’s resignation from the Board.

Section 3.  Duties. During the Directorship Term, Director shall:

(a)  Make reasonable business efforts to attend all Board meetings and any quarterly pre-scheduled Board conference calls, serve on appropriate Board subcommittees as reasonably requested by the Board and agreed to by Director, be available to Company at mutually convenient times and places to discuss matters within Director’s purview as a member of the Board, attend external meetings of the Board and presentations to the Board when agreed on in advance, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to the position of a Board member.

(b)  Provide Company, upon Company’s request from time to time, advice and consulting services utilizing Director’s technical, business, or management experience to assist Company’s executive officers with business operations.

(c)  Use Director’s reasonable efforts, consistent with Director’s fiduciary duties under the laws of Cayman Islands, to promote the interests of Company and the Shareholders. Company recognizes that Director (i) is or may become a full-time executive or owner of another entity and that Director’s responsibilities to such entity must have priority, and (ii) sits or may sit on the board of directors of other entities, subject to any limitations set forth by applicable law and limitations specified by Nasdaq or any other exchange or quotation service on which Company’s common shares are listed or traded. Director shall provide Company with prior written notice of any future commitments to other entities and use reasonable business efforts to coordinate Director’s respective commitments so as to fulfill Director’s obligations to Company and the Shareholders, in all cases, Director shall fulfill Director’s legal obligations, including fiduciary duties, as a Director. Director shall not, without the prior notification to the Board, engage in any other business activity which could materially interfere with performing Director’s duties, services, and responsibilities under this Agreement or which is in violation of the reasonable policies established from time to time by Company, provided that the foregoing shall in no way limit Director’s activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which Director currently sits. If Director provides the Board with such a notification, the Board is entitled to require Director to resign from the Board if it determines that the proposed business activities would materially interfere with Director performing the duties, services and responsibilities under this Agreement.

Section 4.  Compensation; Independent Contractor; Reimbursement.

(a)  Cash Compensation. During the Directorship Term, Company shall pay Director and annual sum of USD$____________, payable in monthly installments in arrears by the 10th day of the month following the month during which Director provided services to Company. Payments shall be made by ACH or wire transfer pursuant to instructions provided by Director to Company’s Chief Financial Officer from time to time.

(b)  Equity. Director shall be entitled to receive awards of Restricted Stock Units, stock options, and other equity compensation (collectively, (“Equity”) on an equal basis to that provided by Company to each other member, and in no event shall the Equity granted to Director be less than the equity in Company awarded and granted during the Directorship Term to any other member of the Board pursuant to Company’s current and future equity compensation plans.

Section 5.  Independent Contractor. Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind Company in any respect except to the extent, if any, required by law. All payments and other consideration made or provided to Director under this Agreement shall be made or provided without withholding or deduction of any kind, and Director shall assume sole responsibility for discharging all tax or other obligations associated with compensation paid pursuant to Section 4.

Section 6.  Expense Reimbursements.  During the Directorship Term, Company shall reimburse Director for all reasonable out-of-pocket expenses incurred by Director in connection with performing Director’s services as a director; provided that Director complies with the generally applicable policies, practices and procedures of Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for any authorized expense in excess of $500.00 must be approved in advance by Company.

Section 7.  Director’s Representation. Director represents to Company that Director’s execution and performance of this Agreement does not violate any agreement or obligation that Director may have with or to any person or entity, including without limitation, any prior or current employer.

Section 8.  Director Covenants.

(a)  Unauthorized Disclosure. Director agrees and understands that in Director’s position with Company, Director has been and will be exposed to and receive information relating to the confidential business matters of Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning Company’s products or services, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by Company to be confidential and in the nature of trade secrets. Director agrees that during the Directorship Term and thereafter, Director shall keep such information confidential and shall not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of Company; provided, however, that (i) Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in Company’s industry other than as a result of Director’s breach of Director’s obligations hereunder and (ii) Director may, after giving prior notice to Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, Director shall promptly return to Company and/or destroy at Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to Director in the course or otherwise as a result of Director’s position with Company during or prior to the Directorship Term, provided that Company shall retain such materials and make them available to Director if requested by Director in connection with any litigation against Director under circumstances in which (i) Director demonstrates to the reasonable satisfaction of Company that the materials are necessary to Director’s defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of Company.

(b)  Non-Solicitation. During the Directorship Term and for a period of three years thereafter, Director shall not interfere with Company’s relationship with, or endeavor to entice away from Company, any person who, on the termination date of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer of Company or otherwise had a material business relationship with Company.

(c)  Non-Compete. Director agrees that during the Directorship Term and for a period of two years thereafter, Director shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or consultant to any other entity engaged in the sale of vehicle-mounted, cellular-based communications platforms over advanced mobile networks and cellular booster systems, within any geographic area in which Company is then conducting such business. Nothing in this Section 8 shall prohibit Director from being (i) a shareholder in a mutual fund or a diversified investment company or (ii) a passive owner of less than three percent of the outstanding stock of any class of securities of a publicly-traded corporation, so long as Director has no active participation in the business of such corporation.

(d)  Insider Trading Guidelines.  Director agrees to execute an abide by Company’s Insider Trading Guidelines.

(e)  Remedies. Director agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to Company for which Company would have no adequate remedy at law; Director therefore also agrees that in the event of said breach or any threat of breach, Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Director and/or any entity acting for and/or with Director, without having to prove damages or paying a bond, in addition to any other remedies to which Company may be entitled at law or in equity. The terms of this paragraph shall not prevent Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from Director. Director acknowledges that Company would not have entered into this Agreement had Director not agreed to the provisions of this Section 8.

The provisions of this Section 8 shall survive termination of the Directorship Term, and the existence of any claim or cause of action by Director against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants and agreements of this Section 8.

(a)  Indemnification. Company agrees to indemnify Director for Director’s activities as a member of the Board to the fullest extent permitted under applicable law. Company either has or will obtain at its expense as soon as practicable, and in any event on or before the date that is sixty (60) days from the date hereof a directors’ and officers’ liability insurance policy having commercially reasonable terms and conditions, and suitable for a company whose securities are publicly-traded (the “Policy”). Director will be covered under the Policy on the same terms and conditions applicable to the Company’s other Directors, and Director shall be indemnified by Company to the fullest extent permitted under applicable law if Director is a party to or threatened to be made a party to or otherwise involved in any proceeding related to Company or Director’s service as a director, for any and all expenses, actually and reasonably incurred by Director in connection with the investigation, defense, settlement or appeal of such proceeding. To the extent not prohibited by law, Company shall advance the expenses incurred by Director in connection with any proceeding, and such advancement shall be made within twenty (20) days after the receipt by Company of a statement or statements requesting such advances. In addition, Company and Director shall enter into an Indemnification Agreement in form and substance reasonably satisfactory to Director.

The provisions of this Section 8 shall survive termination of the Directorship Term, and the existence of any claim or cause of action by Director against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants and agreements of this Section 8.

Section 9.  Non-Waiver of Rights. Failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party of any breach by the other party of any provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

Section 10.  Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested, or by email; to:

If to Company:

Marc Seelenfreund, CEO

Siyata Mobile Inc.

1751 Richardson, Suite 2207

Montreal, Quebec, H3K-1G6

Email: marc@siyata.net

If to Director:

Name: _______________

Address: _______________

______________________

Email: _______________

Either party may change their address for purposes of notice hereunder by giving notice in writing to the other party pursuant to this Section 10.

Section 11.  Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns; provided, however, neither Director nor Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

Section 12.  Entire Agreement. This Agreement (together with the Insider Trading Guidelines) sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

Section 13.  Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

Section 14.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Cayman Islands, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court in British Columbia and the parties hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

Section 15.  Legal Fees. The parties agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties arising out of or relating to this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute.

Section 16.  Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended, or waived except by an instrument in writing duly signed by the party to be charged.

Section 17.  Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

Section 18.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, Company and Director have duly executed this Agreement effective as of the Effective Date.

SIYATA PTT:

By:
Marc Seelenfreund,
Chief Executive Officer

DIRECTOR:

Signature__________________

Name in Print ________________